Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Emerson Electric Co.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emerson Electric Co. (the “Company”) of our report dated November 15, 2007, with respect to the consolidated balance sheets of Emerson Electric Co. and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2007, which report is incorporated by reference in the September 30, 2007 annual report on Form 10-K of Emerson Electric Co.

Our report refers to a change in the method of accounting for pension and other post retirement benefits in 2007.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of the Company of our report dated February 6, 2008 relating to the statements of net assets available for benefits of the Emerson Electric Co. Retirement Savings Plan as of September 30, 2007 and 2006 and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the September 30, 2007 annual report on Form 11-K of the Emerson Electric Co. Retirement Savings Plan.

/s/ KPMG LLP

St. Louis, Missouri

October 15, 2008